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                                                                    Exhibit 3.2

                               Brown & Wood LLP

                             555 California Street

                         San Francisco, Ca. 94104-1715

                            Telephone: 415-772-1200
                            Facsimile: 415-397-4621

                                                              February 18, 1999

Salomon Smith Barney Inc.
388 Greenwich Street
23rd Floor
New York, New York 10013

            Re:  Tax Exempt Securities Trust, California Trust 167

Ladies and Gentlemen:

  You have requested our opinion as to certain California personal income tax issues relating to California Trust 167 (the "California Trust") of the Tax Exempt Securities Trust (the "Trust") sponsored by Salomon Smith Barney Inc. Our opinion relates solely to the California tax matters described herein. It is our understanding that Battle Fowler LLP has rendered an opinion, effective as of the date hereof, as to certain federal income tax matters pertaining to the Trust.

  In rendering our opinion, we have examined and relied upon, among other things, (1) the Amendment No. 1 to Form S-6 Registration Statement, as filed with the Securities and Exchange Commission on September 30, 1998 (the "Registration Statement"), pursuant to which you will offer to a limited number of investors (the "Unit Holders") the opportunity to purchase fractional undivided interests in the Trust ("Units"); (2) a copy of the Trust Indenture and Agreement, dated July 16, 1987, among Smith Barney, Harris Upham & Co. Incorporated, Kidder, Peabody & Co. Incorporated, Drexel Burnham Lambert Incorporated, and L.F. Rothschild & Co. Incorporated, as Depositors, United States Trust Company of New York, as Trustee, and Standard & Poor's Corporation as Evaluator; (3) a draft of the Reference Trust Agreement for the Tax Exempt Securities Trust, California Trust 167, dated February 10, 1999, among Salomon Smith Barney Inc., as Depositor (the "Depositor"), The Chase Manhattan Bank, as Trustee (the "Trustee"), and Kenny S&P Evaluation Services, a business unit of J.J. Kenny Company, Inc., a subsidiary of The McGraw-Hill Companies, Inc., as Evaluator (the "Evaluator"), incorporating by reference the aforementioned Trust Indenture and Agreement and amending and supplementing the same (said Trust Indenture and Agreement and Reference Trust Agreement being herein referred to collectively as the "Trust Agreement"); and
(4) the opinion of Battle Fowler LLP, effective as of the date hereof, that
(i) the California Trust is not an association taxable as a corporation for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and income received by the California Trust that consists of interest excludable from gross income for federal income tax purposes will be excludable for federal income tax purposes from the gross income of the Unit Holders of the California Trust; (ii) each Unit Holder of the California Trust will be considered the owner of a pro rata portion of the California Trust under the grantor trust rules of sections 671-679 of the Code, such that each Unit Holder of the California Trust will be considered to have received his or her pro rata share of interest when received by the California Trust, and the entire amount of net income distributable to Unit Holders of the California Trust that is excluded from gross income for federal income tax purposes when received by the California Trust will constitute tax-exempt income to the Unit Holders. Except as otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

  The Trust consists of separate unit investment trusts designated the California Trust and other named state trusts (each trust individually referred to as a "State Trust" and collectively referred to as the "State Trusts"). Each State Trust was created under the laws of the State of New York pursuant to the Trust Agreement. Each State Trust will be administered in accordance with the Trust Agreement as a distinct entity with separate certificates, expenses, books and records, and the assets of one State Trust may not be commingled with the assets of any other.
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Salomon Smith Barney Inc.
February 18, 1999
Page 2

  The Bonds deposited in the California Trust are certain interest-bearing obligations of the State of California or of the cities, counties and other political subdivisions thereof, or of the Territory of Guam or the Commonwealth of Puerto Rico. The Bonds will be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. You have advised us, and we have relied upon the fact that, in the opinion of bond counsel to each issuer of Bonds delivered at the time of their respective issuance, the interest on the Bonds held in the California Trust is excludable from gross income for federal income tax purposes and exempt from State of California personal income taxes. We have made no independent investigation to verify the accuracy of such conclusions and we express no opinion with respect thereto.

  Under the terms and conditions of the Trust Agreement, once the original corpus of the California Trust is acquired, the California Trust will have a fixed portfolio of Bonds. The Trustee will not have the power to vary the investment of the California Trust nor the power to take advantage of market variations to improve a Unit Holder's investment, and the Trustee will have no discretion to retain and reinvest the income or principal of the California Trust.

  Based on the foregoing, under existing California law applicable to individuals who are California residents, we are of the opinion that:

    1. The California Trust will not be treated as an association taxable as a corporation. Accordingly, interest on Bonds received by the California Trust that is exempt from personal income taxes imposed by or under the authority of the State of California will be treated for California income tax purposes in the same manner as if received directly by the Unit Holders.

    2. Each Unit Holder of the California Trust will recognize gain or loss when the California Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or upon the Unit Holder's sale or other disposition of a Unit. The amount of gain or loss for California income tax purposes will generally be calculated pursuant to the Code, certain provisions of which are incorporated by reference under California law.

  We have not addressed, nor are we opining on, any federal income tax aspects relating to the California Trust and, other than as specifically set forth herein, we have not addressed, nor are we opining on, any state or local tax aspects relating to the California Trust.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, covering the issuance of Units in the California Trust, and to the reference to our firm in the Registration Statement under the heading "California Trust --
 California Taxes."

  This letter is furnished by us solely for your benefit, and the benefit of The Chase Manhattan Bank, as Trustee for the California Trust, in connection with the Registration Statement for the public offering of interests in the Tax Exempt Securities Trust, and this letter may not be relied upon by any other person without our prior written consent.

                                          Very truly yours,

                                          Brown & Wood LLP

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